Exhibit 16.1

July 1, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated July 1, 2022 of Prophase Labs, Inc. and are in agreement with the statements contained in paragraph 3 therein as it regards our firm. We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01.

Sincerely,

/s/ Friedman LLP